Code of Ethics

Application to Investment Advisers

The Compliance team for Angel Oak Capital Advisors, LLC conducts the compliance function for four investment advisers registered with the U.S. Securities Exchange Commission (“SEC”):

1.	Angel Oak Capital Advisors, LLC

2.	Angel Oak Capital Partners II, LLC

3.	Buckhead One Financial Opportunities, LLC

4.	Falcons 1, LLC

The Code of Ethics (the “Code”) applies to each of the four registered investment advisers listed above (each an “Adviser” and, collectively, the “Advisers”).

Standards of Business Conduct

This Code has been adopted by the Advisers and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”).

This Code establishes rules of conduct for all employees of the Advisers and is designed to support the Advisers’ fiduciary duty to their Clients1 and address various actual or perceived conflicts of interest. The purpose to the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct. The Code is based upon the principle that each Adviser and its employees owe a fiduciary duty to Clients. Employees must conduct their affairs, including personal securities transactions, in such a manner as to (1) avoid serving their own personal interests ahead of Clients; (2) avoid taking inappropriate advantage of their position with an Adviser; and (3) avoid any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by the Advisers continue to be applied. High ethical standards are essential for the success of the Advisers and to maintain the confidence of those who entrust us with the management of their investments. Each Adviser expects its employees to premise their conduct on the fundamental principles of openness, integrity, honesty, and trust.

Pursuant to Section 206 of the Advisers Act, each Adviser and its employees are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Compliance with the Code involves more than acting with honesty and good faith alone. It means that each Adviser has an affirmative duty of utmost priority to act solely in the best interest of Clients.

[1]	Clients of the Advisers may include: Publicly offered open-end and closed-end registered investment companies registered under the Investment Company Act of 1940 (“Registered Funds”); a publicly offered Undertaking for Collective Investment of Transferable Securities (UCITS) fund registered with the Central Bank of Ireland (“UCITS Fund”); private investment funds organized as pooled investment vehicles exempt from registration under the Investment Company Act of 1940 (“Private Funds”); and institutional and high net-worth individual investors (“Separately Managed Accounts”).

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In meeting their fiduciary responsibilities to its Clients, the Advisers expect every employee to demonstrate the highest standards of ethical conduct for continued employment with the Advisers. Strict compliance with the provisions of the Code is considered a basic condition of employment with an Adviser. Each Adviser’s reputation for fair and honest dealing has taken considerable time to build. This standing could be seriously damaged as a result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to Clients. Employees are urged to seek the advice of the Chief Compliance Officer (“CCO”) for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute ground for disciplinary action, including termination of employment.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide to appropriate conduct. In those situations where any employee may be uncertain as to the intent or purpose of the Code, they are advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our Clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the Client, even at the expense of the interests of an Adviser or its employees.

There are other policies and procedures which may impact an employee’s personal activities and to which all employees must comply and which should be consulted as circumstances warrant. Please refer to the following policies and procedures for more information:

•	Insider Trading Policy

•	Political Contributions: Pay-to-Play Policy

•	Outside Business Activities Policy

•	Gifts and Entertainment Policy

•	Anti-Bribery and Foreign Corrupt Practices Act Policy

•	Electronic Communication Policy

•	Social Media Policy

Compliance with Laws, Rule, and Regulations; Reporting of Violations

All Covered Persons are required to comply with applicable state and federal securities laws, rules, regulations, and this Code. Covered Persons shall promptly report any violations of laws or regulations or any provision of this Code of which they become aware to the CCO or General Counsel. The CCO will endeavor to retain the anonymity of any person reporting potential misconduct. Advisers will not permit the retribution, harassment, or intimidation of any person who in good faith reports a possible violation. If a Covered Person is not comfortable reporting a suspected violation to the CCO, then the person should use another appropriate reporting channel. Such other channels are discussed in the Whistleblower Policy.

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“Covered Persons” includes:

•	Any director, officer, full- or part-time employee of an Adviser or any full- or part-time employee of an Adviser’s affiliate that, in connection with their regular functions or duties makes, participates in, or obtains any information concerning any Client’s purchase or sale of Covered Securities or who is involved in making investment recommendations, with respect to such purchase or sale of Covered Securities; or has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations or access to non-public information concerning portfolio holdings or any portfolio advised or sub-advised by an Adviser. Oftentimes, third-party contractors, interns, and other part-time employees of an Adviser will be designated as a Covered Person by the CCO if it is determined that the person’s functions gives them access to information meeting this criteria.

•	Any other persons falling within the definition of Access Person under Rule 17j-1 of the Investment Company Act or Rule 206A-1 under the Advisers Act.

•	Any other persons that may be so deemed to be Covered Persons by the CCO.

Independent Trustees of Registered Funds are not Covered Persons under the Code. However, these Trustees must report their securities holdings, transactions, and accounts as required in the separate Code of Ethics for the Angel Oak Funds Trust.

Compliance will maintain a list of all persons determined to be Covered Persons pursuant to this Code of Ethics. Human Resources makes Compliance aware of all new hires. Management and legal teams make Compliance aware of all third-party contractors conducting business with an Adviser. Compliance accesses these relationships to determine which, if any, third-party contractors should be considered Covered Persons.

Compliance maintains a log of all Covered Persons and the dates they became Covered Persons as well as the date they were no longer considered a Covered Person, if applicable. A list of all Covered Persons is maintained in MyComplianceOffice2.

Covered Persons’ Personal Investments

A major compliance tool for preventing front-running and the misuse of material, non-public information (“MNPI”) by Covered Persons is the review and tracking of Covered Persons’ personal investing portfolios. For example, front-running occurs when a person with non-public information about pending Client transactions (such as a large redemption from a Registered Fund) trades in their personal account before the Client. This personal trade could disadvantage the price at which the Client is able to buy/sell their securities and is also an inappropriate use of non-public information.

[2]	MyComplianceOffice: This online portal will be used to aid the Compliance team in implementing this Code. MyComplianceOffice is used for Covered Persons’ personal security pre-clearances, personal security holdings tracking, personal brokerage account statement review, initial and quarterly Compliance certifications, and pre-clearance/tracking for outside business affiliations, political contributions, and gifts and entertainment, among other items.

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This review and tracking of personal accounts is mandated by the Advisers Act and is an expected best practice by our Clients. The SEC provides fairly detailed requirements that control the personal investments of Covered Persons employed by a registered investment adviser. These controls are intended to limit a Covered Persons’ potential or perceived conflicts of interest with Clients while also fostering an environment where Covered Persons are continually aware of and compliant with their fiduciary obligations owed to Clients. Compliance has tailored the SEC expectations and guidelines to the Advisers’ business models in light of the securities we trade for our Clients. At any point, this Code can be amended due to any changes in an Adviser’s business model, trading practices, or changes in laws, regulations, and best practices.

Personal Brokerage Accounts

All Covered Persons’ open brokerage accounts (whether funded or unfunded) that have the ability to invest in Covered Securities3 must be reported to Compliance, unless exempted below. This includes any person sharing a residence with a Covered Person who is a relative (familial or by marriage) or long-term partner (“Reportable Brokerage Accounts”). This does not include non-related roommates who are not in a relationship with the employee. This inclusion of family members is expected by the SEC and is designed to prohibit Covered Persons from circumventing this Code by using another persons’ brokerage account to engage in prohibited activities such as insider trading or front-running Clients. Compliance expects all Covered Persons to report all brokerage accounts that they could appear to have control over, even if not meeting the requirements above.

Every new Covered Person shall, no later than ten days after the person becomes a Covered Person, provide Compliance with their Reportable Brokerage Accounts. New Covered Persons will be invited to MyComplianceOffice.com in order to complete both the reporting of their Reportable Brokerage Accounts as well as the reporting of their currently reportable holdings.

When opening a new Reportable Brokerage Account, Covered Persons should notify Compliance within ten days of opening the account4. The account will need to be logged in MyComplianceOffice.

For Reportable Brokerage Accounts, Compliance expects to receive duplicate monthly statements of the trades and holdings in those accounts (except those exempted below). Compliance will work with each

[3]	“Covered Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) direct obligations of the Government of the United States or its agencies; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares of other types of open-end registered mutual funds, unless an Adviser or an affiliate acts as the investment adviser, sub-adviser, or principal underwriter of the fund; and (v) units of a unit investment trust.
[4]	Foreside Financial Group, LLC (“Foreside”) has additional requirements for its registered representatives. For example, Foreside representatives must receive pre-approval from Foreside prior to opening a new brokerage account. Each registered representative of Foreside should be knowledgeable and aware of the policies and procedures in the Foreside Representative Compliance and Supervisory Procedures Manual.

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Covered Persons to receive these duplicate statements directly into MyComplianceOffice. For brokers who cannot provide this service, Covered Persons will be expected to upload their duplicate statements each month into MyComplianceOffice.

Brokerage Accounts Exempted from Reporting

Any employer (including one provided by an Adviser) or personal 401K, IRA, Roth IRA, or 529 Plan which only has the ability to invest in open-ended mutual funds which are not advised or sub-advised by an Adviser is exempted from Reporting. If this brokerage account has the ability to invest in Covered Securities other than open-ended mutual funds, the account must be reported to Compliance whether or not such securities are actually held in the account. When certifying compliance with this Code, Covered Persons relying on this exemption must be able to certify that their retirement platform does not have the ability to invest in Covered Securities.

Brokerage Accounts Exempted from Duplicate Monthly Statements

Accounts over which the Covered Person has no direct or indirect influence or control (“Discretionary Accounts”).

The expectation for a Discretionary Account is that the Covered Person has no control nor interaction with their adviser regarding any specific trades in the account. The Covered Person should not be aware of trading decisions in the account prior to execution. The Covered Person can work with their adviser on industry focus and asset focus but should not discuss individual securities. Annually, both the Covered Person and their adviser will attest that the Discretionary Account meets these stringent requirements demonstrating no direct or indirect control or influence by the Covered Person.

Reportable Securities Holdings

All Covered Securities (defined above) held in all Reportable Brokerage Accounts must be reported to Compliance using MyComplianceOffice. Given the Advisers’ business models, Compliance is comfortable that the trading of Exchange-Traded Funds (ETFs) does not present a conflict of interest or potential front-running for our Clients. Therefore, ETF holdings do not need to be reported to Compliance.

Holdings of securities that must be reported are expected to be reported initially within ten days of the start of a Covered Persons’ employment with an Adviser.

Holdings Exempt from Reporting

1.	ETFs;

2.	Direct obligations of the Government of the United States or its agencies;

3.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and other high quality short-term debt instruments, including repurchase agreements;

4.	Shares issued by money market funds;

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5.	Shares of other types of open-end registered mutual funds, unless an Adviser or an affiliate acts as the investment adviser, sub-adviser, or principal underwriter of the fund; and

6.	Units of a unit investment trust.

Pre-Clearance for Transactions in Covered Securities

Pre-clearance is requested through MyComplianceOffice.

Prior to Trading Personal Securities

No Covered Person may engage in insider trading. No Covered Person shall trade any security on the Advisers’ Restricted List. If a personal transaction is premised upon information received confidentially in your role as an employee, or otherwise, there is a good chance that this transaction could fall afoul of insider trading laws. Any questions regarding material, non-public information should be discussed with Compliance. Prior to submitting a pre-clearance request you must confirm that you nor any Adviser have MNPI on the issuer.

No Covered Person may engage in a transaction in a security that is also the subject of a transaction by a Client. To confirm this, prior to pre-clearing trades, Compliance will check the daily trade blotter for the current day and the prior two trading sessions to confirm there are no open or closed trades in the security. To the best of each Covered Persons’ knowledge, the following specific restrictions apply to all Covered Persons’ trading activity:

1.	Any transaction in a security in anticipation of Client orders (front running) is prohibited;

2.	Any transaction in a security which the Covered Person knows or has reason to believe is being purchased or sold, or is being considered for purchase or sale, by a Client is prohibited until the Client’s transaction has been completed or consideration of such transaction is abandoned;

3.	Any same-day transaction in a security in which any Client has a pending or actual transaction is prohibited;

4.	Any transaction in a security during the period which begins three days before and ends three days after any Client has traded in that security is prohibited; and

5.	Any short selling or option trading that is economically opposite any pending transaction for any Client is prohibited.

Pre-Clearance Required for Participation in IPOs

All trades in Initial Public Offerings (IPOs) must be approved by Compliance. Including IPOs for equity securities.

Pre-Clearance Required for Private or Limited Offerings

All limited offerings or private placements must receive prior approval by Compliance. Compliance must be provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Covered Person’s activities on behalf of a Client). If approved, the position will be subject to continuous monitoring for possible future conflicts.

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Pre-Clearance for Covered Securities

Compliance is required to pre-clear all trades in all Covered Securities except those exempted below. Remember that pre-clearance is separate and apart from reporting requirements. For example, ETFs are a Covered Security per the SEC that the Advisers exempt from both reporting and pre-clearance. Equities are exempted from pre-clearance but must be reported in MyComplianceOffice.

Registered Funds advised or sub-advised by an Adviser are a Covered Security requiring pre-clearance. Certain Fund Insiders (as defined in the Advisers’ Angel Oak Funds’ Trust Policies and Procedures) must meet additional obligations when trading closed-end Registered Funds managed by an Adviser such as Section 16 filing requirements from the Investment Company Act of 1940.

Advance trade clearance in no way waives or absolves any Covered Person of the obligation to abide by the provisions, principles, and objectives of this Code and federal/state securities laws and rules.

Unless rescinded by Compliance, pre-clearance approvals last for two business days including the day the request was approved. If the trade is not completed within these two business days, pre-clearance must be requested again. Post trade approval is not accepted.

The CCO’s pre-clearance requests will be reviewed by General Counsel.

Covered Securities Exempted from Pre-Clearance

1.	Equities;

2.	ETFs;

3.	Trades in an approved Discretionary Account;

4.	Dividend Reinvestment Plans. Non-equity dividend reinvestment plans must be approved initially by Compliance;

5.	Mandatory corporate actions such as splits, consolidations, takeovers, and rights offerings. If the corporate action is elective as opposed to mandatory than pre-clearance must be requested for non-equity covered securities; and

6.	Subject to the pre-clearance restriction applicable to private placements set forth above, acquisitions or dispositions of securities of a private issuer are exempt from pre-clearance. A private issuer is a corporation, partnership, limited liability company, or other entity which has no outstanding publicly-traded securities, and no outstanding securities which are exercisable to purchase, convertible into or exchangeable for publicly-traded securities.

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Monitoring and Review of Personal Securities Transactions

Compliance will review trades in Reportable Brokerage Accounts for compliance with these guidelines. For non-compliance, a written memo will be saved identifying the reasons for non-compliance as well as the remedial actions taken and why they were appropriate.

As part of this review, Compliance will also monitor Reportable Brokerage Accounts for potential insider trading and front-running. Any instances of insider trading and front-running will result in the termination of the Covered Person.

Each month Compliance will compile a report of the securities pre-cleared for Covered Persons’ personal trading. This monthly report will be compared to the Advisers’ trading records over the same period in order to test for compliance with the requirement that, to the best of their knowledge, Covered Persons do not trade three days prior to expected Client trades.

Certification by Covered Persons

Initial Certification

All Covered Persons will be provided with a copy of the Code and must initially certify that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings required by the Code.

Quarterly Certification

All Covered Persons must certify quarterly (and as required by material amendments to the Code) that they have: (i) read and understood all provisions of the Code; (ii) continue to comply with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

All certifications are submitted and stored through MyComplianceOffice.

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